Exhibit 11.1

CONSENT OF INDEPENDENT ACCOUNTING FIRM

LaneAxis, Inc.

Newport Beach, CA

We consent to the inclusion in this Offering Statement of LaneAxis, Inc. (the “Company”) on Form 1-A of our report dated March 25, 2022, with respect to our audit of the financial statements of the Company as of December 31, 2021 and 2020, which report appears in this Offering Statement. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ IndigoSpire CPA Group, LLC

IndigoSpire CPA Group, LLC

Aurora, Colorado

July 20, 2022